UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2014

PORTER BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky	001-33033	61-1142247
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 Eastpoint Parkway, Louisville, Kentucky, 40223
(Address of principal executive offices)

(502) 499-4800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]      Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

[_]      Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 4, 2014, the U.S. Treasury (“Treasury”) completed the sale of all 35,000 outstanding shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred”) of Porter Bancorp, Inc. (the "Company"). The buyers include W. Glenn Hogan and Michael T. Levy, both directors of the Company, and Patriot Financial Partners L.P. for whom a third director of the Company, W. Kirk Wycoff, serves as a general partner.

As more fully described in its Current Report on Form 8-K filed on November 24, 2014, the Company has entered into agreements to exchange the 35,000 shares of Series A Preferred and other securities of the Company for newly issued shares of the Company’s common stock and shares of newly designated series of the Company’s preferred stock (the “Exchange”). On December 5, 2014, the Company filed an amendment to its Amended and Restated Articles of Incorporation to authorize and designate the four new series of preferred shares.  A copy of the amendment is attached as Exhibit 3.1 to this Current Report.

Securities being surrendered to the Company:
●	35,000 shares of Series A Preferred Stock, book value $35.0 million, stated value $1,000 per share, including cancellation of approximately $7.4 million of accrued and unpaid dividends thereon.
●	317,042 shares of Series C Non-Voting Mandatorily Convertible Preferred Stock, book value of approximately $3.3 million.
●	Warrants to purchase 760,871 non-voting common shares for $10.95 per share, no book value.

Securities being issued by the Company:
●	1,821,428 voting common shares.
●	40,536 shares of Convertible Perpetual Preferred Stock, Series B (“Series B Shares”).
●	64,580 shares of Convertible Perpetual Preferred Stock, Series D (“Series D Shares”).
●	6,198 shares of Non-Voting, Noncumulative, Non-Convertible Perpetual Preferred Stock, Series E (“Series E Shares”).
●	4,304 shares of Non-Voting, Noncumulative, Non-Convertible Perpetual Preferred Stock, Series F (“Series F Shares”).

The Company expects to complete the Exchange with all of the buyers no later than December 31, 2014.

NASDAQ Rule 5635 requires shareholder approval when the total number of shares of common stock or securities convertible into common stock sold in a private placement would exceed 20% of the Company’s outstanding common stock.  In accordance with the NASDAQ Rule, the Company’s shareholders will be asked to approve proposals to authorize the conversion of each newly designated Series B Share into 100 common shares and the conversion of each newly designated Series D Share into 100 non-voting common shares (which are also convertible into common shares).  The Company expects to submit the proposals for shareholder approval during the first quarter of 2015.

At September 30, 2014, the Company had issued and outstanding 13,099,400 voting common shares, common stockholders’ deficit of approximately $9.0 million, preferred stockholders’ equity of approximately $38.3 million, and total stockholders’ equity of approximately $29.3 million.

The voting common shares issued in the Exchange will increase the issued and outstanding voting common shares by 1,821,428 shares. Upon shareholder approval, the 40,536 Series B Shares will convert to 4,053,600 voting common shares, the 64,580 Series D Shares will convert to 6,458,000 non-voting common shares, and total voting and non-voting common shares will total approximately 25.4 million shares.

The Series E and Series F Shares are not convertible into common stock, have a liquidation preference of $1,000 per share or approximately $10.5 million in the aggregate, and bear a noncumulative dividend rate of 2% if and when declared.

The Exchange is expected to increase total common and preferred stockholders’ equity by approximately $7.4 million.

The Series E and F Shares will be recorded at fair value on the date of issuance in accordance with U.S. GAAP.  Assuming the fair value of the Series E and F Shares to be equal to the aggregate $10.5 million liquidation preference of those shares, then upon shareholder approval the Exchange would improve common stockholders’ deficit from approximately $9.0 million as reported at September 30, 2014 to common stockholders’ equity of approximately $26.2 million and would decrease preferred stockholders’ equity from approximately $38.3 million as reported at September 30, 2014 to approximately $10.5 million.  This results in a pro forma tangible book value of $0.99 per common share as of September 30, 2014.  The fair value of the Series E and F Shares will be determined by an independent third party expert and could be less than the liquidation preference.

Item 8.01.   Other Events

On December 10, 2014, the Company issued the press release attached as Exhibit 99.1 to this Current Report to discuss the expected impact of the Exchange on its common and preferred stockholders’ equity.

Item 9.01.   Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

3.1	Amendment to Amended and Restated Articles of Incorporation dated December 5, 2014.

99.1	Press Release issued December 10, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2014	PORTER BANCORP, INC.

	By:	/s/ John T. Taylor
John T. Taylor
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Amendment to Amended and Restated Articles of Incorporation dated December 5, 2014.

99.1	Press Release issued December 10, 2014.

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